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                    MEDAPHIS CORPORATION REACHES AGREEMENT
           WITH BANK GROUP TO AMEND $250 MILLION CREDIT FACILITIES

        (Atlanta, Georgia, January 3, 1997)-- Medaphis Corporation (NASDAQ:
MEDA) announced today that it has reached agreement with its lenders to amend certain terms and conditions of the Company's $250 million revolving credit facilities. The Company expects to be in compliance with the terms and conditions of the amended credit facilities for the fourth quarter of 1996 and for the full 1996 fiscal year. Consistent with past practice, the Company expects to announce the financial results of the 1996 fiscal year, which ended on December 31, 1996, during the first week of February 1997.

      David E. McDowell, the Company's recently appointed Chairman and Chief Executive Officer said, "This agreement will help Medaphis work toward building an operating and financial structure that improves stability and financial flexibility to the benefit of our vendors, customers, employees and shareholders. These are my goals as we sharpen our focus on the issues and opportunities facing Medaphis."

      Certain of the material terms of the modification to the Company's credit facilities include adjustment of the interest rates, fees and charges to be paid to the lenders by the Company; modification of the financial reporting requirements to the lenders; restrictions on cash dividends and redemptions, and new acquisitions; and waivers of certain existing financial covenants for the fiscal quarter ended December 31, 1996.

      This summary of certain terms of the modification to the Company's credit facilities is subject to the specific terms of the modification agreement, which the Company is filing today with the Securities and Exchange
Commission.

      Medaphis, an outsourcer of business systems and services, is a leader in healthcare transaction processing services, healthcare information systems, and high performance client/server information technology services for businesses in many industries.


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